Spring Creek Capital, Inc.

1365 N. Courtenay Parkway

Suite A
Merritt Island, Fl 32953

P.O. Box 307
Cocoa, FL 32923-0339
Telephone 321.452.9091
Facsimile 321.452-9093

Stratis Healthcare, Inc.

Revised Term Sheet

If not executed, this Term Sheet expires June 15, 2009

This binding summary sets forth the terms upon which Spring Creek Capital, Inc. and its affiliates ("SCRK") will arrange a transaction wherein Stratis Healthcare, Inc. (“Company”) will become a portfolio investment of SCRK and SCRK will provide or arrange capital for its growth.

General Terms

SCRK agrees to invest up to $450,000 in the Company over the period ending eighteen (18) months from the date of this Term Sheet in increments of $25,000, in the form of promissory notes bearing interest at the rate of ten (10) percent per annum, each note to have a term of eighteen (18) months from the date of issue. In return, SCRK will have the right to match any funding terms offered by parties other than SCRK.

SCRK	Spring Creek Capital, Inc.
Common Stock Acquired by SCRK	Shares representing 20% of the pre transaction ownership in Company (the “Shares”), in the amount of two million (2 million) shares, have been contributed to SCRK at a contribution value of $1.00
Additional Services

If desired by Company, at the appropriate time and at the Company’s request, SCRK will facilitate and prepare Company for completing a reverse merger, IPO or self-directed underwriting in conjunction with future growth capital raises as agreed by the parties.

SCRK also will provide management assistance under a management agreement and other services as required.

Management Services Agreement

SCRK will provide management assistance under a Management Services Agreement as agreed between the parties. The services provided will include at least the following advice and assistance through the term of the agreement:

The “Director” positions as described below;
Advice on Corporate Governance including setting up and monitoring committees such as Governance, Audit, Compensation and others;
Review and advice on operating plans, strategies and execution therein;
Review, advice and assistance with the financial reporting and financial systems of the Company;
Other such matters as agreed between the parties from time to time.

The monthly fee for such advice and services shall be $5,000 per month, payable in $2,500 in cash and $2,500 in equity, for a period of 1(one) year from the date of the initial funding. The parties may agree from time to time to further defer and accrue such fees if an undue hardship would be incurred if it were paid when due.

Not included in such fee would be the compensation for any officer positions that participants in SCRK might be asked to provide.

Board of Directors

The Company shall provide one of three or two of five directors on the Board of Directors or equivalent to be held by nominees of SCRK and SCRK shall propose such Directors, who shall be appointed by the current directors. All decisions shall be by a majority of the Board of Directors.

Conditions to Close

Agreement to and execution of a definitive agreement.

Receipt of all necessary regulatory and other consents and approvals to the transfers and transactions contemplated. SCRK acknowledges that it has already received such.

Receipt of all necessary director and other consents and approvals to the transfers and transactions contemplated.

Definitive Agreements shall be promptly prepared and executed. The parties agree that due diligence will start immediately upon signing the Term Sheet and the drafting of Definitive Agreements will begin at the same time.

Closing	On or about June 30, 2009. This is a binding Term Sheet, subject only to due diligence and definitive documentation.
Confidentiality

Company and SCRK will not disclose the contents of this Term Sheet and the confidential information provided each to the other, to any person or entity other than their necessary officers, directors, employees and affiliates (including attorneys, accountants and advisors,) required to implement the provisions of this Term Sheet, which officers, directors, employees and affiliates shall also be bound by the terms of this agreement.

Press Releases	The Company hereby authorizes SCRK to make such announcements regarding its investment in the Company, subject to approval by both parties on the content and wording of the announcements.
Due Diligence

Financial condition and assets, among other things, satisfactory to SCRK in its sole and reasonable determination

SCRK (and its attorneys, advisors, agents and accountants) will be given reasonable access to the assets, properties, buildings, offices, books, files, data, financial statements, leases, licenses, contracts, agreements and records of Company which SCRK acknowledges are confidential and proprietary information of the Company and subject to the Confidentiality Agreement previously executed.

Fees and Expenses

Each party shall be solely responsible for its respective fees and expenses, including, but not limited to, attorneys' fees incurred in connection with the transactions contemplated. Additionally, Company shall be responsible to compensate out of the proceeds from this capital raise any finders or bankers it has entered into agreements with which may have led to this relationship.

Continued Operations	Company shall continue to manage and operate all aspects of the business of Company in the ordinary course in a manner consistent with existing business practices.
Material Adverse Change

Company shall promptly inform SCRK of any significant developments concerning Company or other material developments which Company believes would materially affect the financial performance, prospects, value or viability of Company or its business, or the Member Interests, or which they believe may otherwise materially interfere with the consummation of the transactions contemplated.

Break Up and No Shop Provision

Company will not directly or indirectly offer or entertain any offer, proposal or discussions concerning the possible purchase of Company its assets or business, any Member Interests, or any other financing transaction contemplated with any party other than SCRK throughout the term of this letter of intent. If this clause is violated, the Company will be responsible for a $25,000 breakup fee.

Indemnification

The Company shall indemnify and hold SCRK harmless from and against any loss, claims, damages and other expenses that SCRK may suffer in connection with a breach by the Company of any representation, warranty, covenant or agreement contained herein. SCRK shall indemnify and hold the Company harmless from and against any loss, claims, damages and other expenses that the Company may suffer in c onnection with a breach by SCRK of any representation, warranty, covenant or agreement contained herein.

Miscellaneous

Governed by and construed in accordance with the internal laws of the State of Florida.

Binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

The parties understand and agree that the contemplated investment by SCRK shall be conditioned upon satisfactory completion of documentation, due diligence and approval. Any financing shall be conditioned upon satisfactory completion of documentation, due diligence and approval.

AGREED AND ACCEPTED THIS ______ DAY OF ______________, 2009:

Accepted and confirmed by the undersigned as of the date indicated.

Stratis Healthcare, Inc.                         Spring Creek Capital, Inc. (SCRK)

___________________________           _________________________________

Date: ________________________